SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                                Gammon Gold Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Shares, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    36467T106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 28, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 36467T106
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Libra Advisors, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

WNED BY EACH

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER


6.   SHARED VOTING POWER

     6,519,726

7.   SOLE DISPOSITIVE POWER


8.   SHARED DISPOSITIVE POWER

     6,519,726

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,519,726

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     OO

CUSIP No. 36467T106
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ranjan Tandon

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER


6.   SHARED VOTING POWER

     6,519,726

7.   SOLE DISPOSITIVE POWER


8.   SHARED DISPOSITIVE POWER

     6,519,726

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,519,726

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.4%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No. 36467T106
          ---------------------

Item 1(a).  Name of Issuer:

            Gammon Gold Inc.
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            1601 Lower Water Street
            Suite 402, Summit Place, PO Box 2067
            Halifax, Nova Scotia
            B3J 2Z1 Canada
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Libra Advisors, LLC
            Ranjan Tandon, Managing Member of Libra Advisors, LLC
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            Libra Advisors, LLC
            909 Third Avenue
            29th Floor
            New York, New York 10022

            Ranjan Tandon
            c/o Libra Advisors, LLC
            909 Third Avenue
            29th Floor
            New York, New York 10022
            --------------------------------------------------------------------

      (c).  Citizenship:

            Libra Advisors, LLC - New York limited liability company
            Ranjan Tandon - United States of America
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Shares, No Par Value
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            36467T106
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

         6,519,726 shares deemed beneficially owned by Libra Advisors, LLC; 6,519,726 shares deemed beneficially owned by Ranjan Tandon.
         -----------------------------------------------------------------------

     (b) Percent of class:

         5.4% deemed beneficially owned by Libra Advisors, LLC;
         5.4% deemed beneficially owned by Ranjan Tandon.
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote

               Libra Advisors, LLC:                 0
               Ranjan Tandon:                       0
               -----------------------------------------------------------------

         (ii)  Shared power to vote or to direct the vote

               Libra Advisors, LLC:         6,519,726
               Ranjan Tandon:               6,519,726
               -----------------------------------------------------------------

         (iii) Sole power to dispose or to direct the disposition of

               Libra Advisors, LLC:                 0
               Ranjan Tandon:                       0
               -----------------------------------------------------------------

         (iv)  Shared power to dispose or to direct the disposition of

               Libra Advisors, LLC:         6,519,726
               Ranjan Tandon:               6,519,726
               -----------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Not Applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         The shares reported herein are held in the accounts of two private investment funds (the "Funds"), the investments of which are managed by Libra Advisors, LLC of which Ranjan Tandon is the managing member.
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 10. Certification.

     By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  November 3, 2008
                                                  LIBRA ADVISORS, LLC***

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                  Name:  Ranjan Tandon
                                                  Title: Managing Member


                                                  RANJAN TANDON***

                                                  /s/ Ranjan Tandon
                                                  ---------------------
                                                   Name:  Ranjan Tandon



*** The Reporting Persons specifically disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

                                                                       Exhibit A


                                   AGREEMENT

The undersigned agree that this Schedule 13G relating to the Common Shares, No Par Value, of Gammon Gold Inc. shall be filed on behalf of the undersigned.

Date:  November 3, 2008


                                                  LIBRA ADVISORS, LLC

                                                  By: /s/ Ranjan Tandon
                                                      ---------------------
                                                  Name:  Ranjan Tandon
                                                  Title: Managing Member


                                                  RANJAN TANDON

                                                  /s/ Ranjan Tandon
                                                  ---------------------
                                                  Name:  Ranjan Tandon




SK 03784 0001 933746